SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Washington Federal, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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425 PIKE STREET

SEATTLE, WASHINGTON 98101-2334

(206) 624-7930

December 10, 2010

Dear Stockholder:

You are invited to attend our Annual Meeting of Stockholders to be held on Wednesday, January 19th, 2011 at 2:00 p.m., Pacific Time, at Benaroya Hall, 200 University Street, Seattle, Washington.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

If you have any questions, please do not hesitate to contact us.

Sincerely,

Roy M. Whitehead

Chairman, President and

Chief Executive Officer

425 PIKE STREET

SEATTLE, WASHINGTON 98101-2334

(206) 624-7930

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 19, 2011

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Washington Federal, Inc. (“Washington Federal”) will be held at Benaroya Hall, 200 University Street, Seattle, Washington, on Wednesday, January 19th, 2011, at 2:00 p.m., Pacific Time, for the following purposes:

1. To elect two directors for a three-year term and until their successors are elected and qualified;

2.	To consider and approve the adoption of the Washington Federal 2011 Incentive Plan;

3.	To approve a non-binding, advisory proposal on the compensation of Washington Federal’s executive officers;

4. To ratify the appointment of Deloitte & Touche LLP as Washington Federal’s independent registered public accountants for fiscal 2011; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The proposal for the election of directors relates solely to the election of two (2) directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors of Washington Federal has fixed November 26, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

By Order of the Board of Directors

Edwin C. Hedlund

Executive Vice President and

Secretary

December 10, 2010

Seattle, Washington

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 19, 2011

This Proxy Statement relating to the 2011 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended September 30, 2010 are available for viewing, printing and downloading at www.washingtonfederal.com.

WASHINGTON FEDERAL, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

January 19, 2011

This Proxy Statement is furnished to the holders of the common stock, $1.00 par value per share (“Common Stock”), of Washington Federal, Inc. (“Washington Federal” or the “Company”), the parent holding company for Washington Federal, a federally-chartered savings association, in connection with the solicitation of proxies by the Board of Directors of the Company, to be used at the Annual Meeting of Stockholders to be held at Benaroya Hall, 200 University Street, Seattle, Washington, on January 19, 2011, at 2:00 p.m., Pacific Time, and at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about December 10, 2010.

The proxy solicited hereby, if properly signed and returned and not revoked prior to its use, will be voted in accordance with the instructions provided. If no instructions are specified, the proxy will be voted FOR the persons nominated to be directors by the Board of Directors, FOR the approval of the 2011 long term incentive compensation plan, FOR the advisory proposal on the compensation of Washington Federal’s executive officers and FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal 2011 and, upon the transaction of such other business as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies. Other than the matters listed on the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing written notice with the Secretary of Washington Federal (Edwin C. Hedlund, Washington Federal, Inc., 425 Pike Street, Seattle, Washington 98101); (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and notifying the Secretary of his or her intention to vote in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

The Company’s fiscal year end is September 30. All references to 2010 and 2009 represent amounts as of September 30, 2010 and September 30, 2009, or activity for the fiscal years then ended, respectively.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

Only stockholders of record at the close of business on November 26, 2010 (the “Voting Record Date”) will be entitled to vote at the Annual Meeting. On the Voting Record Date, 112,502,868 shares of Common Stock were issued and outstanding, 1,707,456 warrants were outstanding at a strike price of $17.57 and the Company had no other class of equity securities issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on matters other than the election of directors, for which cumulative voting is permitted, as discussed below under “Proposal One: Election of Director Nominees.” A majority of the votes entitled to be cast by stockholders on a matter represented in person or by proxy is necessary to constitute a quorum.

Vote Required

The election of the Company’s directors requires a plurality of the votes represented in person or by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the Annual Meeting is required for approval of the proposal to (i) approve the Washington Federal 2011 Incentive Plan, (ii) ratify the appointment of Deloitte & Touche LLP as independent registered public accountants (iii) approve the non-binding advisory proposal on the compensation of Washington Federal’s executive officers, and (iv) any other business that properly may come before the Annual Meeting.

Effect of an Abstention and Broker Non-Votes

A stockholder who abstains from voting on any or all proposals and broker non-votes will be included in the number of stockholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or any other proposal. Consequently, abstentions will have no effect on the vote required to approve the nominees for director or the other proposals being considered at the Annual Meeting.

Banks, brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner of the shares at least ten days prior to the Annual Meeting. A broker non-vote occurs when a bank, broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.

If you are a beneficial owner and you do not provide the bank, broker or other nominee that holds your shares with voting instructions, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Banks, brokers and other nominees have the discretion to vote on routine matters, such as the ratification of the selection of our independent registered public accounting firm (Proposal 4), but do not have discretion to vote on non-routine matters such as the election of directors (Proposal 1) or the approval of the 2011 Incentive Plan (Proposal 2) or the non-binding advisory proposal on executive compensation (Proposal 3). Therefore, if you do not provide voting instructions to your bank, broker or other nominee, your bank, broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting. A broker non-vote will not affect the outcome of the vote on Proposals 1, 2, or 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 1, 2010 with respect to: any person or entity known by Washington Federal to be the beneficial owner of 5% or more of the issued and outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage Ownership
Perkins Investment Management LLC	9,192,669	(3)	8.17%
311 S. Wacker Dr. Suite 6000, Chicago, Illinois
Fidelity Management & Research	6,531,245	(2)	5.81%
82 Devonshire Street Boston, Massachusetts

(1)	Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), a person is considered to beneficially own shares of Common Stock if he or she has or shares: (i) voting power, which includes the power to vote, or direct the voting of the shares; or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after October 1, 2010 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.
(2)	As disclosed on form 13F filed with the SEC by Fidelity Management & Research.
(3)	As disclosed on form 13F filed with the SEC by Perkins Investment Management LLC.

The following table sets forth information regarding the beneficial ownership by shares of Common Stock by each of the (i) directors, (ii) executive officers named in the Summary Compensation Table, and (iii) all directors and executive officers as a group.

Name	Title	Number of Shares of Common Stock Owned Directly or Indirectly as of October 1, 2010(1)(2)		Percentage Ownership
Derek L. Chinn	Director	221,277		.20%
Thomas J. Kelley	Director	11,185		.01%
Barbara L. Smith	Director	4,000		.00%
Anna C. Johnson	Director	16,690		.01%
Charles R. Richmond	Director	69,425	(3)	.06%
John F. Clearman	Director	17,333		.02%
James J. Doud, Jr.	Director	9,927		.01%
H. Dennis Halvorson	Director	23,246		.02%
Roy M. Whitehead	Chairman, President and Chief Executive Officer	275,045	(4)	.24%
Brent J. Beardall	Executive Vice President and Chief Financial Officer	94,909	(5)	.08%
Linda S. Brower	Executive Vice President	90,117	(6)	.08%
Edwin C. Hedlund	Executive Vice President and Secretary	156,143	(7)	.14%
Thomas E. Kasanders	Executive Vice President	11,264	(9)	.01%
Jack B. Jacobson	Executive Vice President	124,237	(8)	.11%
Mark A. Schoonover	Executive Vice President and Chief Credit Officer	26,654	(10)	.02%
Angela D. Veksler	Executive Vice President and Chief Information Officer	5,000	(11)	.00%
All Directors and Executive Officers as a group (16 persons)		1,156,452	(12)	1.02%

(1)

Pursuant to rules promulgated by the SEC under the Exchange Act, a person is considered to beneficially own shares of Common Stock if he or she has or shares: (i) voting power, which includes the power to vote or direct the voting of the shares; or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after October 1, 2010 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them.
(2)	Based on information furnished by the respective directors and executive officers. The percentage of outstanding shares of Common Stock is based on the 112,483,632 shares of Common Stock issued and outstanding on October 1, 2010, plus options to purchase shares of Common Stock that are exercisable by a director or employee prior to November 29, 2010.
(3)	Mr. Richmond’s ownership includes options to purchase 27,660 shares of Common Stock.
(4)	Mr. Whitehead’s ownership includes 37,000 shares of unvested restricted Common Stock, options to purchase 123,748 shares of Common Stock and 17,738 shares of Common Stock that are held in the Washington Federal Profit Sharing Retirement and Stock Ownership Plan (the “Retirement Plan”).
(5)	Mr. Beardall’s ownership includes 20,929 shares of unvested restricted Common Stock, options to purchase 47,038 shares of Common Stock, and 12,432 shares of Common Stock held in the Retirement Plan.
(6)	Ms. Brower’s ownership includes 20,929 shares of unvested restricted Common Stock, options to purchase 41,604 shares of Common Stock, and 11,278 shares of Common Stock held in the Retirement Plan. As noted previously, Ms. Brower, as trustee of the Retirement Plan, may be deemed to beneficially own the shares held by the Retirement Plan that are not included in the table other than to the extent of Ms. Brower’s interest in the Retirement Plan.
(7)	Mr. Hedlund’s ownership includes 18,500 shares of unvested restricted Common Stock, options to purchase 61,873 shares of Common Stock, and 14,417 shares of Common Stock held in the Retirement Plan.
(8)	Mr. Jacobson’s ownership includes 13,500 shares of unvested restricted Common Stock, options to purchase 61,873 shares of Common Stock, and 19,610 shares of Common Stock held in the Retirement Plan.
(9)	Mr. Kasanders’s ownership includes 4,000 shares of unvested restricted Common Stock and options to purchase 2,625 shares of Common Stock.
(10)	Mr. Schoonover’s ownership includes 16,000 shares of unvested restricted Common Stock and options to purchase 7,584 shares of Common Stock.
(11)	Ms. Veksler’s ownership includes 5,000 shares of unvested restricted Common Stock
(12)	The percentage of outstanding shares of Common Stock is based on the shares of Common Stock issued and outstanding on October 1, 2010, plus options to purchase 374,005 shares of Common Stock that are exercisable by current and former executive officers as a group prior to November 29, 2010. Includes an aggregate of 75,475 shares held by the Retirement Plan for the benefit of executive officers of Washington Federal. Directors, unless current or former employees of Washington Federal, do not participate in the Retirement Plan. The Retirement Plan is a qualified, defined contribution profit sharing and employee stock ownership plan maintained for all eligible employees of Washington Federal. The shares of Common Stock of Washington Federal held by the Retirement Plan are voted by the trustees of such plan at their discretion, but the disposition of such shares can be directed only by the employee to whose account the shares are allocated. The trustees of the Retirement Plan are Linda Brower, Mike Bush and Robert Zirk, all of whom are employees of Washington Federal.

PROPOSAL ONE: ELECTION OF DIRECTOR NOMINEES

General

The Restated Articles of Incorporation of Washington Federal provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, and that the members of each class shall be elected for terms of three years and until their successors are elected and qualified, with one of the three classes of directors to be elected each year. The number of directors currently authorized by Washington Federal’s Bylaws is nine.

Pursuant to Washington Federal’s Restated Articles of Incorporation, at each election of directors every stockholder entitled to vote has the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected, or to cumulate his or her votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principle among any number of candidates. In the event that cumulative voting is in effect, it is the intention of the persons named in the accompanying proxy to vote cumulatively for the election as directors the nominees listed in the table that follows.

At the Annual Meeting, stockholders of Washington Federal will be asked to elect two directors of Washington Federal for a three-year term and until their successors are elected and qualified. The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has nominated Anna C. Johnson and Charles R. Richmond to a three-year term. Each of the nominees currently serves as directors of Washington Federal. There are no arrangements or understandings between the persons named and any other person pursuant to which such person was selected as a nominee for election as a director at the Annual Meeting, and no director or nominee for director is related to any other director or executive officer of Washington Federal by blood, marriage or adoption.

If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors of Washington Federal. Alternatively, under such circumstances, the Board of Directors of Washington Federal may reduce the number of directors of Washington Federal. Washington Federal knows of no reason why any of the nominees may not be able to serve as director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE DIRECTOR NOMINEES LISTED BELOW

Information with Respect to Nominees for Director and Continuing Directors

The following tables set forth information relating to continuing directors of Washington Federal and the nominees for election as directors.

Nominees for Three-Year Term Expiring In 2014

Name	Age	Positions with Washington Federal and Principal Occupation During Past Five Years	Director Since
Anna C. Johnson	59	Director; Senior Partner of Scan East West Travel, a travel agency. Ms. Johnson is a successful business person who has built a first-quality travel service that has operated in Seattle, Washington since 1971. Ms. Johnson’s experience in operating a small business brings important commercial insights to the Board.	1995
Charles R. Richmond	71	Director; Director of Real Estate of Washington Federal since December 2002, former Executive Vice President, Chief Lending Officer and Secretary of Washington Federal. Mr. Richmond’s knowledge of the markets served by Washington Federal and his experience in real estate lending provide the Board with a well qualified and valuable perspective on the Company’s lending activities.	1995

Directors with Terms Expiring In 2012

Name	Age	Positions with Washington Federal and Principal Occupation During Past Five Years	Director Since
John F. Clearman	73	Director; retired, former Chief Financial Officer of Milliman USA Inc.; former President and Chief Executive Officer of N.C. Machinery Co. Milliman is among the world’s largest independent actuarial and consulting firms. In addition to his operating experience in managing complex and successful businesses, Mr Clearman is a Certified Public Accountant with lengthy experience managing audits of financial services companies for a major accounting firm. That background makes him thoroughly qualified to chair the Audit and Risk Policy Committee and to serve as the liaison between the Board and its independent public accountants.	1996
James J. Doud, Jr.	72	Director; Business Consultant, former Executive Vice President and Chief Operating Officer of Matthew G. Norton Co. As a consultant and former executive, Mr. Doud has extensive knowledge of investments in real estate, private equities, and other securities. During his lengthy career, Mr. Doud has prior experience serving on bank boards and provides important expertise in the areas of credit, risk management and business strategy.	2008
H. Dennis Halvorson	71	Director; retired, former President and Chief Executive Officer of United Bank, a Savings Bank. Mr. Halvorson has extensive managerial experience in banking. His background provides the board with broad knowledge of the industry, including asset/liability management and guidance on regulatory matters. He is the designated Lead Independent Director.	1996
Roy M. Whitehead	58	Chairman, President and Chief Executive Officer of Washington Federal. Mr. Whitehead has served in the industry for thirty five years and has experience in virtually all aspects of the business. As the Company’s Chief Executive Officer he provides practical advice on the operational impact of board policy making and strategic planning.	1999

Directors with Terms Expiring In 2013

Name	Age	Positions with Washington Federal and Principal Occupation During Past Five Years	Director Since
Derek L. Chinn	62	Director; retired since September 2003, former Chairman, President and Chief Executive Officer of United Savings and Loan Bank. Mr. Chinn has extensive experience in community banking operations and is an important advisor to management and the board on certain key markets.	2003
Thomas J. Kelley	62	Director; Faculty at Albers School of Business, Seattle University since September 2002. Former Moscow Office Managing Partner with Arthur Andersen. Mr. Kelley’s financial expertise is a necessary component of the board. His career in finance and public accounting was centered on the audit of financial services firms, and qualifies him to be a strong contributor to the Audit and Risk Policy Committee and to serve as Chair of the Regulatory Compliance Committee.	2005
Barbara L. Smith	61	Director; Owner Barbara Smith Consulting. Ms. Smith has a Ph.D. in organizational psychology from the University of Washington and extensive experience in strategic planning and organizational development. Her background is most useful to the board in assessing the leadership ability of management, the health of the corporate culture and overall effectiveness of the organization.	2007

Executive Officers

The following table sets forth information concerning the current executive officers of Washington Federal. Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

Name	Age	Positions with Washington Federal and Principal Occupation During Past Five Years
Brent J. Beardall	39	Executive Vice President and Chief Financial Officer since October 2007; Senior Vice President and Chief Financial Officer from October 2003 to October 2007.
Linda S. Brower	57	Executive Vice President since 2003.
Edwin C. Hedlund	54	Executive Vice President and Secretary since 1999.
Jack B. Jacobson	60	Executive Vice President since 2001.
Thomas E. Kasanders	58	Executive Vice President since October 2010; formerly Senior Vice President with First Mutual Bank and Washington Federal from March 2004 to September 2010.
Mark A. Schoonover	52	Executive Vice President and Chief Credit Officer since March 2008; Senior Vice President & Chief Credit Officer from October 2007 to March 2008; Chief Credit Officer with Cobalt Mortgage from January 2006 to August 2007; and Senior Vice President with Washington Mutual from April 1999 to August 2005.
Angela D. Veksler	49	Senior Vice President and Chief Information Officer since August 2010; formerly Senior Vice President and Chief Information Officer — Enterprise and Corporate Technology with Washington Mutual from January 2007 to February 2009. Senior Vice President and Chief Information Officer — Home Loan Lending with Washington Mutual from July 2005 to January 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, Washington Federal’s directors and executive officers and any persons holding 10% or more of the outstanding Common Stock must report their ownership of Washington Federal’s securities and any changes in that ownership to the SEC by specific dates. Washington Federal believes that during the fiscal year ended September 30, 2010 all of these filing requirements were satisfied by its directors and executive officers. In making the foregoing statement, Washington Federal has relied in part on representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The Board of Directors of Washington Federal held a total of 10 meetings during the last fiscal year. No incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors held during his or her tenure in office during the last fiscal year or the total number of all meetings held by all committees of the Board of Directors on which he or she served during such year. Although Washington Federal does not have a formal policy regarding attendance by directors at annual meetings of stockholders, directors are expected to attend such meetings. At the 2010 Annual Meeting all directors were present.

The Board of Directors has established various committees, including an Executive Committee, an Audit and Risk Policy Committee, a Nominating and Governance Committee, a Regulatory Compliance Committee and a Compensation Committee. The Board of Directors has affirmatively determined that a majority of the Washington Federal directors are independent pursuant to the listing requirements of the Nasdaq Stock Market LLC (“NASDAQ”). The current independent directors are Mr. Halvorson, our Lead Independent Director, Ms. Johnson, Ms. Smith and Messrs. Chinn, Clearman, Doud and Kelley. The independent directors held two regularly scheduled executive sessions during the past fiscal year. The Board of Directors also has affirmatively determined that each member of the Audit and Risk Policy Committee, Compensation Committee and the Nominating and Governance Committee of the Board of Directors is independent within the meaning of applicable laws and regulations and the listing requirements of NASDAQ.

The Board of Directors selects certain members to serve on its Executive Committee. The present Executive Committee consists of Messrs. Whitehead, Chairman, Clearman, Halvorson and Richmond. The Executive Committee is authorized to exercise all the authority of the Board of Directors in the management of Washington Federal between board meetings unless otherwise provided by the Bylaws of Washington Federal. The Executive Committee did not meet during the last fiscal year.

The Board of Directors has a standing Audit and Risk Policy Committee with a written charter. A copy of the Audit and Risk Policy Committee Charter is available on Washington Federal’s website at www.washingtonfederal.com. The Audit and Risk Policy Committee consists of Messrs. Clearman, Chairman, Doud and Kelley. The Board has determined that Chairman Clearman as well as Messrs. Doud and Kelley are “audit committee financial experts”, as defined by SEC regulation. The Audit and Risk Policy Committee met on six occasions during the last fiscal year. The Audit and Risk Policy Committee’s primary responsibilities include review of all financial reports, oversight of the internal audit function, review and approval of the enterprise risk management program, appointment of independent auditors, pre-approval of all services performed by the independent registered public accountants and review of all related party transactions.

The Board of Directors has a standing Compensation Committee consisting of Mr. Halvorson, Chairman, Mr. Chinn, Ms. Johnson and Ms. Smith. No member of the Compensation Committee has served as an officer or an employee of Washington Federal or its subsidiaries during the past five years. The Compensation Committee is responsible for all personnel and compensation related matters and makes recommendations to the Board of Directors. Further, the Compensation Committee is authorized to act under Washington Federal’s stock benefit plans to grant stock options and restricted shares. The Compensation Committee met two times during the last fiscal year. The Compensation Committee has a written charter available at www.washingtonfederal.com.

The Board of Directors has appointed three of its members to serve as a Nominating and Governance Committee which is responsible to establish and oversee the general responsibilities and functions of the Board, to assist the Board in identifying and qualifying individuals to serve as directors, and to approve nominations for their election. The Nominating and Governance Committee has a written charter which is available at www.washingtonfederal.com. For the present Annual Meeting, the Board of Directors appointed Ms. Johnson, Chairman, and Messrs. Clearman, Chinn and Doud to serve on the Nominating and Governance Committee. The Nominating and Governance Committee met twice during the last fiscal year.

The Board of Directors has appointed three of its members to serve as a Regulatory Compliance Committee. The Board of Directors appointed Mr. Kelley, Chairman, Mr. Richmond and Ms. Smith to serve on the Regulatory Compliance Committee. The Regulatory Compliance Committee met three times during the last fiscal year. The primary responsibility of the Regulatory Compliance Committee is to monitor compliance with all applicable laws and regulations. The Regulatory Compliance Committee has a written charter available at www.washingtonfederal.com.

Board Leadership Structure and Board’s Role in Risk Oversight

The Chief Executive Officer also serves as Chairman of the Board, due in part to the Chief Executive’s tenure with the Company, which provides unique and intimate knowledge regarding the history, strategy, business and operations of Washington Federal. The Lead Independent Director coordinates the activities of the non-management directors and acts as the principal liaison between the independent directors of the Board and the Chairman of the Board.

The Company’s Board of Directors endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, the Board does not believe that mandating a particular structure, such as a separate Chairman and Chief Executive Officer, is necessary to achieve effective oversight. The Chairman of the Board has no greater or lesser vote on matters considered by the Board than any other director, and the Chairman does not vote on any related party transaction. All directors of Washington Federal, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. Accordingly, separating the offices of Chairman and Chief Executive Officer is not deemed to be in the best interest of Washington Federal.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks that Washington Federal faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To accomplish this, the Chief Executive Officer meets regularly in executive session with the Board to discuss strategy and risks facing the Company. In addition, the Enterprise Risk Manager, the Manager of Internal Audit and the Manager of Internal Asset Review report directly to the Audit & Risk Policy Committee and meet regularly with them. Senior management attends all board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. Management and the Board work together to provide strong oversight of the Company’s management and affairs through its standing committees and when necessary, but in any event at least two times each year, special meetings of independent directors are held.

Selection of Nominees for the Board

The Nominating and Governance Committee considers candidates for director suggested by its members, other directors of Washington Federal, as well as management and stockholders. The Nominating and Governance Committee also may solicit prospective nominees. In addition, nominees for election as director may be obtained in connection with acquisitions by Washington Federal. A stockholder who desires to recommend a prospective nominee for the Board of Directors should notify Washington Federal’s Secretary or any member of the Nominating and Governance Committee in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Governance Committee also considers whether to nominate any person nominated pursuant to the provision of Washington Federal’s Bylaws relating to stockholder nominations, which is described under “— Stockholder Nominations” below. The Nominating and Governance Committee has the authority to retain a third-party search firm to identify or evaluate, or assist in identifying and evaluating, potential nominees if it so desires, although it has not done so to date.

Director Qualifications

In making recommendations for nominees to the Board of Directors, the Nominating and Governance Committee reviews and considers the qualifications, strengths and abilities of the potential candidates for nomination, including new candidates that may be identified from time to time through the Company’s internal search and review procedures or as a result of stockholder recommendations. In deciding whether to recommend the re-nomination of an incumbent director whose term is expiring at an upcoming meeting or the nomination of new directors who previously served as officers of Washington Federal, the Nominating and Governance Committee considers their prior performance as directors and officers of the Company in addition to the candidates’ other qualifications. For new candidates, the review process may require additional evaluation and consideration.

The Nominating and Governance Committee works with the Board of Directors on an ongoing basis in identifying the particular qualities and abilities that Washington Federal seeks in its directors generally, and the mix of experience, expertise and attributes, that are sought or required for the Board as a whole. Desirable personal qualities include integrity, business acumen and industry knowledge. Accordingly, the Board of Directors in selecting nominees will consider criteria such as financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to Washington Federal and its stockholders; independence; and any other factors the Board of Directors deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. All candidates for nomination are evaluated against these target qualities and attributes, as well as the Board of Directors’ particular needs at the time.

Stockholder Nominations

Pursuant to Article IV, Section 4.15 of Washington Federal’s Bylaws, stockholders of Washington Federal may nominate persons for election to the Board of Directors by submitting such written nominations to the Secretary of Washington Federal at least ninety (90) days prior to the anniversary date of the mailing of proxy materials by Washington Federal in connection with the immediately preceding Annual Meeting of Stockholders of Washington Federal. The Secretary of the Company will promptly forward any such nominations to the Nominating and Governance Committee. Such stockholder’s notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Washington Federal entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of Washington Federal, if elected. Once the Nominating and Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements set forth in the Company’s Bylaws, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors. If a nomination is made in accordance with applicable requirements, then ballots will be provided for use by stockholders at the stockholder meeting bearing the name of such nominee or nominees. No nominations for election as a director at the Annual Meeting were submitted to Washington Federal in accordance with the foregoing requirements.

Communications with the Board of Directors

The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors. Stockholders who wish to do so may send written communications to the following address: Board of Directors-Stockholder Communications, c/o Corporate Secretary, 425 Pike Street, Seattle, Washington 98101. The Corporate Secretary will forward such communications to the director or directors to whom they are addressed.

Code of Conduct and Ethics

Washington Federal maintains a Director and Employee Code of Ethics that covers all directors, officers and employees of Washington Federal and its subsidiaries. The Code of Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the best interest of Washington Federal. In addition, Washington Federal maintains a separate Code of Ethics for Senior Financial Officers that imposes specific standards of conduct on persons with financial reporting responsibilities at Washington Federal. Each senior financial officer of Washington Federal, including its Chief Executive Officer and Chief Financial Officer, is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Financial Officers. A copy of the Director and Employee Code of Ethics and Code of Ethics for Senior Financial Officers can be viewed on Washington Federal’s website at www.washingtonfederal.com. A waiver for an executive officer or director of the Washington Federal may be made only by the Audit and Risk Policy Committee of the Board of Directors and must be promptly disclosed as required by SEC or NASDAQ rules. Washington Federal will disclose any such waivers, as well as any amendments to the code on its website. No such waivers were requested or granted during 2010 or 2009.

REPORT OF THE AUDIT COMMITTEE

The following “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (“Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit and Risk Policy Committee (Committee) has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2010 with management. The Committee has discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1 AU Section 380) as adapted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from the independent registered public accountants required by Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above in this report, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

AUDIT AND RISK POLICY COMMITTEE

John F. Clearman, Chairman

Thomas J. Kelley

James J. Doud, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Washington Federal’s Board of Directors approves all policies that govern executive compensation, which are then administered by the Compensation Committee, including the following activities:

•	Establishing and reviewing executive base salaries;

•	Overseeing Washington Federal’s short-term incentive compensation plan;

•	Overseeing Washington Federal’s long-term, equity-based compensation plans;

•	Overseeing Washington Federal’s 401-k and other benefit plans;

•	Approving all bonuses and awards distributed under these plans; and

•

Reviewing all compensation decisions for executive officers with the Board of Directors, including those for the Chief Executive Officer and the other officers named in the Summary Compensation Table on page XX (referred to as the “Named Executive Officers”).

On behalf of the Board of Directors, the Compensation Committee seeks to assure that compensation paid to the named executive officers is fair, reasonable and competitive, and is linked to protecting and increasing stockholder value.

Executive Compensation Philosophy

The Board of Directors and its Compensation Committee of Washington Federal believe the intent of executive compensation and benefits programs is to both encourage and reward behaviors that ultimately contribute to the achievement of our organizational goals and produce maximum value to our stockholders. The following core principles are used to guide decisions regarding these programs:

•	Executive compensation must be competitive with relevant markets where we compete for employees to ensure that the Company is able to attract, retain and motivate top performing executive officers;

•	In all circumstances, the interests of executives should be aligned with those of the Company’s stockholders;

•	Incentives are to be provided to promote the achievement of operating goals as a step toward fulfilling long-term strategic objectives;

•	Rewards should be linked to company-wide, team and individual performance;

•	Executive compensation should be perceived to be fair by all parties with interests in the Company’s success; and

•	Programs must be designed to ensure that the Company is not exposed to excessive risks.

To achieve the objectives of the organization within the parameters of the core principles, the Board of Directors and its Compensation Committee have determined that the Company’s executive compensation program should use the following elements:

•

Base Salary — Base pay opportunities are competitive with other relevant organizations in the marketplaces where Washington Federal competes for employees. Individual pay determinations involve consideration of incumbent qualifications and performance.

•

Short-Term Incentives — Senior management has a significant portion of competitive targeted annual cash compensation at risk, contingent upon meeting pre-defined organization, group and/or individual goals in performance areas they can substantially influence.

•	Long-Term Incentives — Senior management has a significant portion of their competitive total compensation opportunity linked to increases in stockholder value.

•

Benefits — Washington Federal assists senior management in meeting important needs such as retirement income, health care, survivor income, disability income, time-off and other needs through competitive, cost-effective, organization-sponsored programs that provide employees with reasonable flexibility in meeting their individual needs.

Decisions regarding total executive compensation program design, as well as individual pay decisions, are made in the context of our principles and our ability to pay, as defined by our financial success.

Role of the Compensation Committee

The Compensation Committee is responsible for, among other things, developing executive compensation policies for approval by the Board of Directors. As part of its responsibilities, the Compensation Committee reviews and establishes compensation for all of the executive officers of Washington Federal, including the Named Executive Officers, and reviews their decisions with the Board of Directors as appropriate.

The Compensation Committee is comprised entirely of directors who meet the independence requirements as defined by applicable NASDAQ rules, are deemed a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and satisfy the requirements of an “outside director” for purposes of Section 162(m)(4)(C) of the Internal Revenue Code. The Compensation Committee is comprised of the following individuals: Mr. Halvorson, Chairman, Mr. Chinn, Ms. Johnson, and Ms. Smith.

A key objective of the Compensation Committee is to further the core compensation principles described above through a compensation structure comprised of base salary and long-term and short-term incentive-based compensation. Since a meaningful part of total compensation is incentive based, a direct link is established between executive compensation and the long-term performance of Washington Federal.

The Compensation Committee met three times during the year ended September 30, 2010. In making its recommendations to the Board of Directors, the Compensation Committee reviewed relevant market data on the financial performance of both national and regional financial institutions, specifically banks and thrifts, which the Company views as its peer group. Such data are used as points of reference, but are not the deciding factor in establishing appropriate compensation for executive officers of Washington Federal, due to the wide variety of circumstances, financial performance, geography, and business plans of the peer group institutions.

The Compensation Committee has the authority to directly engage outside consultants and in August of 2010, due to the increasing complexity of rules and regulations related to executive compensation, the Committee engaged Towers Watson to assist in evaluating our compensation practices and to provide advice concerning executive compensation. Specifically, the Compensation Committee asked Towers Watson to conduct a compensation review of eight executive positions, including the Named Executive Officers. As discussed below, its review consisted of a market data assessment and competitive review and analysis of base salary, short-term incentives, long-term incentives, and benefits/perquisites. Towers Watson assessed the competitiveness of the 2010 executive compensation programs that were already in effect, including base salary adjustments implemented in February 2010, and made recommendations concerning executive compensation for fiscal 2011.

Tower Watson reports directly to the Chairman of the Committee and in performance of its duties, Towers Watson interacts with the Chief Executive Officer, Chief Financial Officer and Executive Vice President responsible for human resources. Towers Watson is not affiliated with Washington Federal, nor did it provide any other services for the Company in 2010.

Benchmarking

Compensation decisions for 2010 and prior years were determined by the Compensation Committee based on value added to the organization by each executive and market forces.

In August 2010, Towers Watson was engaged by the Compensation Committee to review the competitiveness of 2010 total compensation and to provide recommendations for 2011 programs. To determine competitiveness in the marketplace the Towers Watson provided a compilation of survey data of companies of similar size published by several independent consulting firms and detailed analysis of reported proxy statements from 22 Peer Group companies. The Company’s Peer Group consisted of similarly highly performing financial institutions ranging in asset size from $5 billion to $20 billion. Performance of potential peers was evaluated considering TARP participation and repayment and the ratio of market capitalization to total assets. The Peer Group was as follows:

Astoria Financial Corporation, Bank Of Hawaii Corp. Commerce Bancshares Inc, M., Community Bank System Inc., Cullen Frost Bankers Inc., East West Bancorp Inc.,

First Niagara Financial Group Inc., Firstmerit Corp., Hancock Holding Co., NBT Bancorp Inc., Old National Bancorp, Prosperity Bancshares Inc., Signature Bank, SVB Financial Group, TCF Financial Corp., TFS Financial Corp., Trustmark Corp., UMB Financial Corp., Umpqua Holdings Corp., United Bankshares Inc., Valley National Bancorp, Webster Financial Corp

Total Compensation

Total executive compensation is tied to performance and is structured to ensure focus on financial results, stockholder return, individual performance, and the responsibility and experience of executive officers.

In January 2010, the Board of Directors determined that market conditions had increased demand for executive talent in the financial services industry and directed the Compensation Committee to assess the Company’s executive compensation practices. The Compensation Committee gathered and reviewed executive compensation data from similar institutions in the U.S. generally, and in the Western U.S. in particular, and consulted with an executive recruiting firm with expertise in the area. The Compensation Committee concluded that the Company’s total compensation opportunity was well below competitive levels for experienced executives at institutions of similar size. To remain consistent with core compensation principles and to retain key executives, one-time increases to base salaries were approved by the Compensation Committee and the Board. These increases went into effect on February 1, 2010.

In considering 2011 executive compensation decisions, the Compensation Committee engaged Towers Watson on July 26, 2010 to perform a market study. The Compensation Committee met with representatives of the consulting firm on three occasions to review the results. The study concluded that with the increases awarded in 2010, base salaries were below the peer group’s median adjusted market base salary for each of the Company’s NEO’s. Total cash compensation, defined as base salary plus target cash bonuses, were also below the peer group’s median adjusted market total cash compensation for each of the Company’s NEO’s. Total direct compensation, including cash compensation plus stock options and restricted stock awards, plus the 2010 adjustments to base salary, was also below the median adjusted market comparison to the peer group for each of the Company’s NEO’s. The Towers Watson study will be an important reference point for the Compensation Committee in deciding NEO compensation for 2011.

The Compensation Committee has approved adjustments to the elements of total compensation for 2011 that will more closely align the Company’s executive compensation practices with competitive practice and to be consistent with the principle of attraction and retention of top performing executive officers.

Total compensation paid and earned by the Named Executive Officers in Fiscal 2010 was consistent with Washington Federal’s financial performance, the individual performance of each Named Executive Officer, the responsibilities and experience of the Named Executive Officers and stockholder return.

Elements of Compensation

Base Salary

Base salaries for executive officers are determined based on job responsibilities, level of experience and individual performance. In making its recommendations to the Board of Directors, the Compensation Committee reviews market data with respect to the Company’s Peer Group to assess the competitiveness of the base salary of the Named Executive Officers as well as other senior officers. Such information is used as a point of reference; however, it is not the deciding factor in establishing appropriate base salaries due to the lack of precise comparability.

Merit pay adjustments to base salary are considered annually for each executive officer. When making adjustments to the base salary of the Chief Executive Officer, the Compensation Committee considers the job performance and contribution to the successful operation of Washington Federal by the Chief Executive Officer. When making adjustments to the base salaries of the other Named Executive Officers, the Compensation Committee relies upon the recommendation of the Chief Executive Officer. Executive base salaries are intended to be at levels that will attract, retain and motivate the necessary management expertise to successfully execute the Company’s business plan, but are not targeted at specific levels.

As discussed above, in January 2010, the Compensation Committee determined that total compensation was significantly below competitive market levels and the Company was at risk of losing key members of leadership. The Compensation Committee also concluded that a significant portion of the shortfall was attributable to the Company’s base salary structure. As a result, the Compensation Committee increased the base salary of the Chief Executive Officer by approximately 28% and the salaries of the other Named Executives from 30% to 50%. In determining individual base salary adjustments, the Compensation Committee considered the contributions of each NEO to the success of the Company and salaries for comparable positions at other institutions.

Annual Incentive Compensation

An annual incentive compensation program has been established for all employees, including the Named Executive Officers. Eligibility for the annual incentive program is restricted only by excluding employees that are not in good standing with the Company. All Named Executives Officers were in good standing and are in good standing with Washington Federal. Consistent with the overall compensation philosophy of linking incentive awards to company-wide and individual performance, the incentive plan is designed to provide performance-based annual cash compensation based on the achievement of annual performance targets approved by the Compensation Committee with the concurrence of the Board of Directors.

For the Named Executive Officers, the bonus opportunity during 2010 was determined by meeting net income levels that were pre-established by the Compensation Committee. Increasing net income levels beyond the threshold level were assigned a payout percentage amount in 1% increments, ranging from 1% to 50%. This is known as the “net income multiplier”. The net income multiplier was applied to each executives “earnings base amount”, which was determined by the sum of base salary during the period plus the grant value of restricted stock that vested during the period. The resulting amount was then multiplied by a factor of three for the Chief Executive Officer and by a factor of two for the other Named Executive Officers, enabling a maximum potential payout for the Chief Executive Officer equal to 150% of earnings base amount and a maximum of 100% of earnings base amount for other Named Executive Officers. For 2010, there was no target specified within the range of performance to earn a specific bonus amount.

The Compensation Committee approved two performance periods during 2010 based on the achievement of net income objectives as follows:

•

For the six months ended March 31, 2010, Net income threshold to begin earning a bonus was $30,000,000. Bonus payouts increased ratably from the threshold of $30,000,000 (0% net income multiplier) until $55,000,000 (50% net income multiplier).

•

For the six months ended September 30, 2010, Net income threshold to begin earning a bonus was $40,000,000. Bonus payout increased ratably from the threshold of $40,000,000 until $65,000,000 on Net Income to have the maximum payout as described above.

During 2010, the Company achieved net income performance for the first half of the year resulting in a 43% payout due to reported net income of $90.022 million. For the second half of the year, the Company reported net income of $28.631 million, which did not reach the threshold performance of net income for bonus payout. In addition, Mr. Beardall was awarded a one-time discretionary cash bonus of $50,000 in February, 2010 as part of a restructuring of his total compensation in order to bring it closer to the adjusted peer group median. Overall, annual incentive compensation payouts in fiscal 2010 were approximately 75% of the Chief Executive Officer’s base salary and ranged from 43% to 66% of the other Named Executive Officers base salaries.

For 2011, the Committee has approved an incentive design that will have threshold, target, and maximum annual incentive amounts expressed as a percentage of base salaries. It is intended that the threshold measure be achieved approximately 80% of the time, the target measure approximately 50% of the time, and the maximum payout approximately 20% of the time. Net income will be the single performance measure for fiscal 2011. Targeted payouts for the Named Executive Officers will be 50% of base salary, with the exception of the CEO, whose targeted payout will be 100% of base salary. Maximum payout for the Named Executive Officers will be 100% of base salary, with the exception of the CEO, whose maximum payout will be 150% of base salary. The changes were made to simplify the design and to be more consistent with general market practices.

Long-Term Incentives

In the past, certain executive officers, including the Named Executive Officers, have been granted restricted stock and stock option awards by the Board of Directors, pursuant to Company’s equity based compensation plans. The Company has two equity based compensation plans: the 1994 Stock Option and Stock Appreciation Rights Plan and the 2001 Long-Term Incentive Plan. Both plans are substantially similar and have been previously approved by the Company’s stockholders. Stock option awards made to date have had an exercise price equal to the fair market value of a share of stock on the grant date of the award. Stock option awards and restricted stock awards vest pro rata over a four to seven year period. As outlined in Proposal 2 the Company is requesting stockholder approval for the 2011 Equity Plan at this years’ Annual Meeting.

In 2010, each of the Named Executive Officers received an award of restricted stock but no awards of stock options. The Compensation Committee determined the amount of awards based on its subjective assessment of each Named Executive Officer’s relative performance and value to the organization, taking into consideration the recommendations of the Chief Executive Officer for the other Named Executive Officers.

The Board of Directors believes that these long-term incentive awards help align the interests of Washington Federal’s executives with those of its stockholders through potential stock ownership. Future awards to the Named Executive Officers will include a contingent award that will be earned over multiple years based upon criteria consistent with the terms of the proposed 2011 Washington Federal Incentive Plan. The Compensation Committee and the Board of Directors consider stock awards to be a key piece of executive compensation and reviews the appropriateness of such awards annually in light of performance.

Employment and Change in Control Agreements

The Company does not have any employment agreements in place with any Named Executive Officer. Upon a change in control of the Company, each unvested equity instrument previously awarded to the Named Executive Officers would become fully vested. No other change in control agreements are in place for the Named Executive Officers.

Perquisites

In 2010, perquisites were provided to certain executive and senior officers. Perquisites are given to executive and senior officers based upon their role in the Company and the business advantage gained by the use of perquisites. We provided the following perquisites to the Named Executive Officers:

•

Messrs. Beardall, Hedlund, Schoonover, Whitehead and Ms. Brower were provided memberships to an athletic club that was also used for business-related entertainment. The cost to the Company of each membership was approximately $2,500.

•	The Company provided either an automobile or an automobile allowance. The related compensation is included in the Summary Compensation Table as “Other Compensation”.

Retirement Benefits

In addition to the above, the Company maintains the following plans that provide, or may provide, compensation to the Named Executive Officers. The Compensation Committee considers all of these plans and benefits when reviewing total compensation for executive officers and in making its recommendations to the Board of Directors.

Retirement Plans

The Washington Federal 401K Plan (“Plan”), is a defined contribution plan in which all employees with over 1,000 hours worked are eligible to participate. Historically, the Company has contributed 11% of an employees’ eligible base salary into the plan on his or her behalf. During 2009, the Company contributed 11% of each Named Executive Officer’s eligible base salary. These amounts are included in the Summary Compensation Table under “All Other Compensation”. Amounts exceeding IRS ‘Top-Heavy” rules are paid directly to the affected executive on a pre-tax basis. Company contributions vest ratably over six years.

Other Matters

The Compensation Committee also considers the accounting, tax, and stockholder dilutive costs of specific executive compensation programs, and seeks to balance the earnings, tax, and dilutive impact of executive compensation plans with the need to attract, retain and motivate highly-qualified executives. The Compensation Committee also recognizes that regulatory factors can influence the structure of executive compensation programs and takes those into account as appropriate.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

H. Dennis Halvorson, Chairman

Derek L. Chinn

Anna C. Johnson

Barbara L. Smith

Summary Compensation Table

The following table sets forth for each of the Named Executive Officers: (1) the dollar value of base salary and bonus earned during the year ended September 30, 2010; (2) the dollar value of the compensation cost of all stock and option awards computed in accordance with Financial Accounting Standards Board Topic 718; (3) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (4) the change in pension value and non-qualified deferred compensation earnings during the year; (5) all other compensation for the year; and (6) the dollar value of total compensation for the year. The Named Executive Officers are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers as of September 30, 2010 (each of whose total cash compensation exceeded $100,000 for fiscal year 2010).

Summary Compensation Table

Name and Principal Position:	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Comp.(2)	All Other Comp.(3)	Total
Roy M. Whitehead Chairman, President and Chief Executive Officer	2010	$556,000	$353,400	$—	$430,021	$95,790	$1,435,211
	2009	468,000	160,300	—	100,000	91,937	817,237
	2008	465,000	—	101,600	50,418	91,197	708,215

Brent J. Beardall Executive Vice President and Chief Financial Officer	2010	267,000	186,000	—	231,587	58,247	742,834
	2009	201,000	80,150	—	—	47,252	328,402
	2008	196,500	—	50,800	65,439	45,242	357,981

Linda S. Brower Executive Vice President	2010	232,673	176,700	—	131,136	47,469	587,978
	2009	192,000	80,150	—	—	48,302	320,452
	2008	189,000	—	50,800	65,259	47,563	352,622

Edwin C. Hedlund Executive Vice President and Secretary	2010	277,000	176,700	—	142,480	53,414	649,594
	2009	231,000	81,150	—	—	47,728	359,878
	2008	229,500	—	50,800	67,577	46,439	394,316

Mark A. Schoonover Executive Vice President and Chief Credit Officer	2010	266,668	176,700	—	118,271	44,182	605,821
	2009	195,003	120,225	—	—	29,348	344,576
	2008	180,000	—	46,990	24,500	16,708	268,198

(1)	These amounts reflect the aggregate grant date fair value of the stock awards or option awards computed in accordance with Financial Accounting Standards Board Topic 718. The assumptions made in valuing the stock awards are included under the caption “Stock Option Plans” in Note L of Notes to Consolidated Financial Statements in the 2010 Annual Report on Form 10-K and such information is incorporated herein by reference. Note: this is a change in the calculation method from prior years, as required by SEC rules. In previous years amounts reflected in the table represented the amounts of amortized expense as reflected in the financial statements.
(2)	Represents cash incentives earned under the Short Term Incentive Compensation Plan.

(3)	Further description of the amounts set forth under “All Other Compensation” for fiscal 2010 are set forth in the table below.

Name and Principal Position:	Year	Company Plan Contribution	Dividends on Unvested Restricted Stock	Auto & Parking	Total Other Comp.
Roy M. Whitehead, Chairman, President and Chief Executive Officer	2010	$77,963	$7,400	$10,427	$95,790

Brent J. Beardall, Executive Vice President and Chief Financial Officer	2010	41,860	4,185	12,202	$58,247

Linda S. Brower, Executive Vice President	2010	35,493	4,185	7,791	$47,469

Edwin C. Hedlund, Executive Vice President and Secretary	2010	38,789	3,700	10,925	$53,414

Mark A. Schoonover, Executive Vice President and Chief Credit Officer	2010	33,735	3,200	7,247	$44,182

GRANTS OF PLAN-BASED AWARDS TABLE

FOR THE 2010 FISCAL YEAR

The following table sets forth certain information with respect to grants of plan-based awards for the year ended September 30, 2010 to the Named Executive Officers. Grants of equity incentive plan awards to each Named Executive Officer were made pursuant to the 2001 Plan. There can be no assurance that the Grant Date Fair Value of the Stock Awards listed below will ever be realized.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of shares of stock or units(1)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold $	Target $	Maximum	Threshold $	Target $	Maximum
Whitehead	10/26/2009	—	—	—	—	—	—	20,000	$353,400
Beardall	10/26/2009	—	—	—	—	—	—	5,000	88,350
Beardall	03/29/2010	—	—	—	—	—	—	5,000	97,650
Brower	10/26/2009	—	—	—	—	—	—	10,000	176,700
Hedlund	10/26/2009	—	—	—	—	—	—	10,000	176,700
Schoonover	10/26/2009	—	—	—	—	—	—	10,000	176,700

(1)	Restricted stock awards vest in annual increments over five years. The October 26, 2009, the closing price per share of common stock was $17.67. The March 29, 2010, the closing price per share of common stock was $19.53.
(2)	Grant date fair value calculated as the closing market price of the stock multiplied by the number of shares granted.

Outstanding Equity Awards at Year End

The following table sets forth information on outstanding option and stock awards held by the Named Executive Officers at September 30, 2010, including the number of shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

Outstanding Equity Awards at September 30, 2010

	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Whitehead	10/19/01	43,923	—	15.13	10/19/11
Whitehead	10/24/03	48,399	—	21.24	10/24/13
Whitehead	02/13/06	11,426	8,574	22.91	02/13/16
Whitehead	03/26/07	10,000	10,000	23.75	03/26/17
Whitehead	03/24/08	10,000	30,000	24.03	03/24/18
Beardall	04/20/01	7,320	—	16.69	04/20/11
Beardall	10/19/01	5,856	—	15.13	10/19/11
Beardall	10/24/03	18,149	—	21.24	10/24/13
Beardall	02/13/06	5,713	4,287	22.91	02/13/16
Beardall	03/26/07	5,000	5,000	23.75	03/26/17
Beardall	03/24/08	5,000	15,000	24.03	03/24/18
Brower	01/30/03	7,742	—	17.79	01/30/13
Brower	10/24/03	18,149	—	21.24	10/24/13
Brower	02/13/06	5,713	4,287	22.91	02/13/16
Brower	03/26/07	5,000	5,000	23.75	03/26/17
Brower	03/24/08	5,000	15,000	24.03	03/24/18
Hedlund	10/19/01	21,961	—	15.13	10/19/11
Hedlund	10/24/03	24,199	—	21.24	10/24/13
Hedlund	02/13/06	5,713	4,287	22.91	02/13/16
Hedlund	03/26/07	5,000	5,000	23.75	03/26/17
Hedlund	03/24/08	5,000	15,000	24.03	03/24/18
Schoonover	11/19/07	4,000	6,000	22.06	11/19/17
Schoonover	01/22/08	2,334	1,166	20.58	01/22/18
Schoonover	3/24/08	1,250	3,750	24.038	3/24/18

All options granted to NEO’s have a vesting period ranging from three to 7 years.

	Grant Date	Stock Awards
		# of Shares or Units of Stock That Have Not Yet Vested	$ Market Value of Shares or Units of Stock That Have Not Yet Vested
Whitehead	12/13/03	1,000	15,280
Whitehead	12/13/06	8,000	122,240
Whitehead	10/21/08	8,000	122,240
Whitehead	10/26/09	20,000	305,600
Beardall	12/13/04	1,429	21,829
Beardall	12/13/05	1,500	22,920
Beardall	12/13/06	4,000	61,120
Beardall	10/21/08	4,000	61,120
Beardall	10/26/09	5,000	76,400
Beardall	03/29/10	5,000	76,400
Brower	12/13/04	1,429	21,829
Brower	12/13/05	1,500	22,920
Brower	12/13/06	4,000	61,120
Brower	10/21/08	4,000	61,120
Brower	10/26/09	10,000	152,800
Hedlund	12/13/03	500	7,640
Hedlund	12/13/06	4,000	61,120
Hedlund	10/21/08	4,000	61,120
Hedlund	10/26/09	10,000	152,800
Schoonover	10/21/08	6,000	91,680
Schoonover	10/26/09	10,000	152,800

Option Exercises and Stock Vested

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during 2010 for each of our Named Executive Officers on an aggregated basis.

Option Exercises and Stock Vested — Fiscal 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Roy M. Whitehead	8,537	50,759	6,000	$108,700
Brent J. Beardall	—	—	3,214	58,509
Linda S. Brower	—	—	3,214	58,509
Edwin C. Hedlund	17,007	101,207	3,000	54,350
Mark A. Schoonover	—	—	1,500	27,306

Potential Payments Upon Termination or Change in Control

Pursuant to the 1994 and 2001 Plans, all unvested stock options and restricted stock awards will become fully vested upon a change in control of the Company. The following table describes the value of the vesting of such options and stock awards upon a change in control. These tables assume the change in control occurred on September 30, 2010, the last business day of our fiscal year, and the price per share was $15.28, the closing price of our common stock on September 30, 2010, the last trading day of the fiscal year.

Potential Payments Upon Change in Control (1)

	Potential Change in Control Payments
	Vesting of Stock Options(2)	Vesting of Restricted Stock
Roy M. Whitehead	$0	$565,360
Brent J. Beardall	0	319,789
Linda S. Brower	0	319,789
Edwin C. Hedlund	0	282,680
Mark A. Schoonover	0	244,480

(1)

Pursuant to the 1994 and 2001 Plans, all unvested stock options and restricted stock awards will become fully vested upon a “change in control” the Company. A “change in control” of the Company” is defined to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any

“person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities, or (ii) during any period of twenty-four consecutive months during the term of an Option, individuals who at the beginning of such period constitute the Board of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director who was not a director at the date of grant has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

(2)	Based on the stock price of $15.28 as of 9/30/10, none of the unvested stock options to the named executives are in the money therefore there is no potential change in control payment related to stock options.

Employment and Change in Control Agreements

Washington Federal does not currently have any employment agreements or change in control agreements, except for the provisions of the equity awards which allow for vesting of all unvested shares as described above. Our executives are each “at-will” employees.

Director Compensation

The following table sets forth information regarding the compensation received by each of the directors of Washington Federal, Inc. during 2010, other than Mr. Whitehead whose compensation for service as President and Chief Executive Officer is fully reflected in the Summary Compensation Table and the other related tables in the discussion above. No compensation is paid to Mr. Whitehead for his service as a director.

Director Compensation — Fiscal 2010

	Fees Earned or Paid in Cash	All Other Compensation	Total
Derek L. Chinn	$34,300	—	$34,300
John F. Clearman	37,950	—	37,950
James J. Doud, Jr.	34,550	—	34,550
H. Dennis Halvorson	35,300	—	35,300
Anna C. Johnson	36,300	—	36,300
Thomas J. Kelley	37,550	—	37,550
Charles R. Richmond(2)	32,800	187,385	220,185
Barbara L. Smith	34,800		34,800

(1)

These amounts reflect the dollar value of the compensation cost of all outstanding stock awards or option awards recognized over the requisite service period, computed in accordance with FAS 123(R). The assumptions made in valuing the stock awards are included under the caption “Stock Option Plans” in Note L of Notes to Consolidated Financial Statements in the 2009 Annual Report on Form 10-K and such information is incorporated herein by reference.

(2)	Mr. Richmond is an employee of the Company. Mr. Richmond earned $187,385 for his contributions as an employee and $34,800 related to his responsibilities as a director. Mr. Richmond has 27,660 options to purchase shares of Common Stock.

Director Fees

During the past fiscal year, directors were paid a monthly retainer of $1,500, except for the Chairman of the Audit and Risk Policy Committee, who received a monthly retainer of $1,750. Directors were also paid a fee of $1,300 for each board meeting attended. Members of the Audit and Risk Policy, Compliance, Compensation and Nominating and Governance Committees received a fee of $500 per committee meeting attended. Committee Chairmen received a fee of $1,000 per meeting. Directors participating in committee meetings by telephone received one-half the normal fee. The Chairman of the Board, who also serves as the corporation’s President and Chief Executive Officer, received no fees or additional compensation for activities related to the Board of Directors. Certain travel expenses were reimbursed to directors permanently residing outside of Washington State.

PROPOSAL 2: ADOPTION OF THE WASHINGTON FEDERAL, INC.

2011 INCENTIVE PLAN

General

The Board of Directors has adopted the 2011 Incentive Plan (“Incentive Plan”), which is designed to improve the growth and profitability of Washington Federal and its affiliates by attracting and retaining qualified personnel, providing them with the opportunity to acquire a proprietary interest in Washington Federal as an incentive to contribute to the success of Washington Federal and its affiliates, and rewarding them for outstanding performance and the attainment of targeted goals. The Incentive Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance awards, and other stock-based awards (collectively “Awards”). If stockholder approval is obtained, the Incentive Plan authorizes the grant of Awards to any person who is an employee, officer, consultant or independent contractor to Washington Federal or an affiliate.

Description of the Incentive Plan

The following description of the Incentive Plan is a summary of its terms and is qualified in its entirety by reference to the Incentive Plan, a copy of which is available on-line at Washingtonfederal.com or by contacting the Secretary of Washington Federal. Unless otherwise expressed, all capitalized terms shall be defined as set forth in the Incentive Plan.

Administration. The Incentive Plan will be administered and interpreted by the [Compensation Committee] (“Committee”), which is appointed by the Board of Directors and is comprised solely of two or more non-employee directors. The members of the Committee will initially consist of Ms. Smith (Chairman) Mr. Halvorson, and Ms. Johnson. The Committee has all of the powers allocated to it pursuant to the terms of the Incentive Plan, including the power to determine which Eligible Persons will be granted Awards under the Incentive Plan and the terms (which need not be identical) of all Awards, including without limitation, the time at which Awards are granted, the number of Shares subject to each Award, whether an Option will be an Incentive Stock Option or a Nonqualified Option, the exercise price of an Option, any Performance Goals (as defined below) applicable to Awards, any provisions relating to vesting, and the periods during which Options may be exercised and Restricted Shares are subject to restrictions.

Stock Options. The Incentive Plan authorizes the grant of Incentive Stock Options and Nonqualified Options. Incentive Stock Options are Options granted under the Incentive Plan that the Board intends (at the time granted) to be (and specifically designates as) an incentive stock option within the meaning of Section 422 of the Code. Nonqualified Options are Options granted under the Incentive Plan that are not

Incentive Stock Options. The per share exercise price of both Incentive Stock Options and Nonqualified Options will be not less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. Any Incentive Stock Option granted to a Ten-Percent Stockholder will have an exercise price that is not less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

Options granted under the Incentive Plan shall become vested and exercisable in the manner specified in the applicable Award Agreement. Notwithstanding the foregoing, no vesting shall occur on or after a Participant’s Service terminates for any reason other than death or Disability, except to the extent provided otherwise in an Award Agreement. Unless otherwise provided in an Award Agreement, all Options held by a Participant shall become vested and exercisable in full on the date the Participant’s Service terminates because of his or her death or Disability. In addition, under the terms of the Incentive Plan, upon the occurrence of a Change in Control, all then outstanding Options held by Participants who have not previously incurred a termination of Service become immediately vested and exercisable.

Each Option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until the earlier of ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) after its date of grant (or such shorter period as may be specified in an Award Agreement) or three months after termination of a Participant’s Service, unless extended by the Committee to a period not to exceed five years from such termination. In no event, however, shall any Option be exercisable more than the lesser of ten years from the date it was granted or the original term of the Option. If a Participant’s Service terminates as a result of the Participant’s death, Disability, or Retirement and the Participant has not fully exercised the Participant’s Options, the Participant or the Participant’s executors, administrators, legatees or distributees of the Participant’s estate shall have the right to exercise such Options during the twelve month period (or such other period as may be specified in the applicable Award Agreement) following the earlier of the Participant’s death, Disability, or Retirement. In no event, however, shall any Option be exercisable after the expiration of its term.

No Participant shall have any voting or dividend or other rights of a stockholder in respect of any Shares prior to the time the Participant becomes the record holder of such Shares. Options are non-transferable except by will or the laws of descent and distribution.

Payment for Shares purchased upon the exercise of Options may be made either in cash, or if permitted by the Committee, by delivering Shares or other property equal in fair market value to the purchase price of the Shares to be acquired pursuant to the Option, by withholding some of the Shares which are being purchased upon exercise of an Option, or any combination of the foregoing.

Stock Appreciation Rights. Under the Incentive Plan, the Board of Directors or the Committee is authorized to grant rights to Participants to surrender any exercisable Option or part thereof in return for payment by Washington Federal to the Participant of cash or Common Stock in an amount equal to the excess of the Fair Market Value of the Shares subject to the Option at the time over the Option’s exercise price for such Shares, or a combination of cash and Common Stock. A stock appreciation right may be granted concurrently with the Option to which it relates or at any time thereafter prior to the exercise or expiration of such Option.

Restricted Shares. The Incentive Plan also authorizes the grant of Restricted Shares to Eligible Persons. Restricted Share Awards shall be subject to such terms and conditions as the Committee shall set forth in the relevant Award Agreement, including terms that condition the vesting of Restricted Shares on the achievement of one or more Performance Goals. Restricted Shares shall be restricted in accordance with a vesting schedule established by the Committee. A Participant may not transfer, assign or hypothecate his or her Restricted Shares during the Restricted Period.

A Participant shall have the same rights with respect to Restricted Shares as holders of Common Stock, unless limited by the Incentive Plan or the applicable Award Agreement. Stock dividends paid on unvested Restricted Shares shall be treated as additional Restricted Shares.

Other Awards. The Incentive Plan also authorizes the grant of Restricted Stock Unit Awards, Performance Awards, and Other Stock-Based Awards. Each grant of Restricted Stock Units shall provide for the issuance of Shares (or the cash equivalent thereof) to a Participant at such time(s) as the Committee may specify and contain such other terms and conditions as the Committee may specify, including, terms that condition the issuance or vesting of Restricted Stock Units upon the achievement of one or more specified Performance Goals. Each Performance Award shall provide for the payment of cash or issuance of Shares to a Participant contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, and contain such other terms and conditions as the Committee may specify. The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a calendar year shall not exceed $2,000,000. The Committee may in its discretion grant Other Stock-Based Awards that cover such number of Shares and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting the Other Stock-Based Award upon the achievement of one or more Performance Goals.

Performance Goals. Under the terms of the Incentive Plan, Performance Goals means performance goals that the Committee establishes, which may be based on satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share; economic value added, expenses, improvement of financial ratings, internal rate of return, market share, net asset value, net income, net operating gross margin, net operating profit after taxes, net sales growth, operating income, operating margin, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, capital employed, equity, or stockholder equity, and return versus Washington Federal’s cost of capital), revenues, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions (including mergers, acquisitions, dispositions, and restructurings), working capital, or any other objective goals that the Committee establishes. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of Washington Federal, one or more Affiliates, or Washington Federal and one or more Affiliates, and may cover such period as the Committee may specify.

Minimum Vesting Period for Certain Awards. Restricted Share Awards, Restricted Stock Unit Awards (to the extent payable in Shares), Performance Awards (to the extent payable in Shares), and Other Stock-Based Awards granted to Employees will have a vesting period of not less than (a) three years from date of grant (provided that pro rata vesting over such period is permissible) if vesting is subject only to continued service with Washington Federal or a Subsidiary and (b) one year from date of grant if vesting is subject to the achievement of one or more performance objectives, subject in each case to accelerated vesting in the event of the death, Disability or Retirement of the Participant or a Change in Control to the extent provided in the terms of the applicable Award Agreement. The restrictions described in the preceding sentence do not apply to Awards granted to Employees covering up to 10% of the number of Shares available for the grant of Awards under the Incentive Plan on the Effective Date.

Dividends and Dividend Equivalents. The terms of an Award, other than an Option or Stock Appreciation Right, may provide a Participant with the right, subject to such terms and conditions as the Committee may specify, to receive dividend payments or dividend equivalent payments with respect to Shares covered by such Award.

Number of Shares Covered by the Incentive Plan; Individual Limit. A total of 5,000,000 shares of Common Stock, which is equal to 4.44% of the outstanding Common Stock as of November 30, 2010, has been reserved for future issuance pursuant to the Incentive Plan. The maximum number of Shares with respect to which an Employee may be granted Awards under the Incentive Plan (whether settled in Shares or the cash equivalent thereof) during any calendar year is 250,000.

Adjustments to Reflect Dividends, etc. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, Change in Control or exchange of Common Stock or other securities of Washington Federal, or other corporate transaction affects the Common Stock, such that an adjustment is determined by the Board to be necessary in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Incentive Plan, the Board shall make an equitable adjustment to any or all of (i) the number of Shares with respect to which Awards may be granted, (ii) the number of Shares subject to outstanding Awards, and (iii) the exercise price with respect to any Option, or make provision for an immediate payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

Amendment and Termination of the Incentive Plan. Unless sooner terminated, the Incentive Plan shall continue in effect for a period of ten years from the date the Incentive Plan is approved by the Stockholders. Termination of the Incentive Plan shall not affect any previously granted Awards.

No Awards have been granted or are determinable under the Incentive Plan prior to the Annual Meeting.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain federal income tax aspects of Awards under the Incentive Plan. The rules governing the tax treatment of Awards and the receipt of Shares and/or cash in connection with such Awards are quite technical, so the following description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local law may not be the same as under the federal income tax laws.

Incentive Stock Options. In general, a Participant will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the Fair Market Value of the stock on the exercise date is an adjustment item for purposes of the alternative minimum tax. Further, if a Participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the Participant will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a Nonqualified Option, as described below.

Nonqualified Options, Stock Appreciation Rights, Restricted Stock Unit Awards, Performance Awards, and Other Stock-Based Awards. A Participant generally is not required to recognize income on the grant of a Nonqualified Option, a Stock Appreciation Right, or on the award of a Restricted Stock Unit, a Performance Award, or any Other Stock-Based Award. Generally, ordinary income is required to be recognized on the date the Nonqualified Option or Stock Appreciation Right is exercised, or in the case of a Restricted Stock Unit Award, Performance Award or any Other Stock-Based Award, on the date of payment of such award in cash or Shares. In general, the amount of ordinary income required to be recognized, (a) in the case of a Nonqualified Option, is an amount equal to the excess, if any, of the Fair Market Value of the Shares on the exercise date over the exercise price, (b) in the case of a Stock Appreciation Right, the amount of cash and the Fair Market Value of any Shares received on exercise, and (c) in the case of a Restricted Stock Unit Award, a Performance Award, or any Other Stock-

Based Award, the amount of cash and the Fair Market Value of any Shares received. In all instances, ordinary income also includes the amount of any taxes withheld upon payment of the award.

Restricted Shares. Unless a Participant makes an election under Section 83(b) of the Code as described below, the Participant generally is not required to recognize ordinary income on the award of Restricted Shares. Instead, on the date that the Shares vest (i.e. become transferable or not longer subject to a substantial risk of forfeiture), the Participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the Fair Market Value of the Shares on such date over the amount, if any, paid for such Shares. If a Participant makes a Section 83(b) election to recognize ordinary income on the date the Shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the Fair Market Value of the Shares on the date of award over the amount, if any, paid for such Shares. In such case, the Participant will not be required to recognize additional ordinary income when the Shares vest.

Gain or Loss On Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of Shares granted or awarded under the Incentive Plan will be treated as capital gain or loss, if the Shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of Shares acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a Participant generally will be required to recognize ordinary income upon such disposition.

Deductibility By Company. Washington Federal generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a Participant is required to recognize income as a result of a disqualifying disposition, Washington Federal generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonqualified Option (including an Incentive Stock Option that is treated as a Nonqualified Option, as described above), a Stock Appreciation Right, a Restricted Share Award, a Restricted Stock Unit Award, a Performance Award, or any Other Stock-Based Award, Washington Federal generally will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the Participant, provided that certain income tax reporting requirements are satisfied.

Parachute Payments. Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20% excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. If the Committee, in its discretion, grants Awards, the exercise date, vesting or payment of which is accelerated by a change in control of Washington Federal, such acceleration of the exercise date, vesting or payment would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly held corporation to certain executives to the extent the amount paid to the executive exceeds $1 million for the taxable year. The Incentive Plan has been designed to allow the Committee to make Awards under the Incentive Plan that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

Tax Rules Affecting Nonqualified Deferred Compensation Plans. Section 409A of the Code imposes tax rules that apply to “nonqualified deferred compensation plans.” Failure to comply with, or to qualify for an exemption from, the rules with respect to an award could result in significant adverse tax results to the award recipient including immediate taxation upon vesting, an additional income tax of 20 percent of the amount of income so recognized, plus a tax in the nature of interest. The Incentive Plan is intended to allow the grant of Awards that comply with, or qualify for an exemption from, Section 409A of the Code to the extent applicable.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE INCENTIVE PLAN

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the Company’s equity compensation plans as of September 30, 2010.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(A)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	2,654,497	$20.16	2,311,410	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,654,497	$20.16	2,311,410	(1)

(1)	The 2001 Long term incentive plan that authorized these share will expire on September 24, 2011

.

PROPOSAL 3: ADVISORY VOTE ON WASHINGTON FEDERAL’S

EXECUTIVE COMPENSATION

On July 21, 2010, the President signed into law the Dodd–Frank Wall Street Reform and Consumer Protection Act. The Act contains a requirement that public companies, like Washington Federal, permit a separate and non-binding stockholder vote to approve the compensation of executive officers. The SEC’s rules to implement this requirement will not apply to Washington Federal until the next annual stockholders’ meeting. Nonetheless, the Board has decided voluntarily to seek stockholder approval of its executive compensation policies at this Annual Meeting.

Washington Federal believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long- term interests of stockholders. Washington Federal and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under “Compensation Discussion and Analysis.” Named Executive Officer compensation for 2010 reflects the effectiveness of Washington Federal’s executive compensation program in fulfilling its objectives. The Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Washington Federal’s Board has requested a stockholder vote on Washington Federal’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives Washington Federal’s stockholders the opportunity to endorse or not endorse Washington Federal’s executive pay program and policies through the following non-binding resolution:

“RESOLVED, that the holders of the common stock of Washington Federal approve the compensation of Washington Federal’s executives named in the Summary Compensation Table of Washington Federal’s Proxy Statement for the 2011 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosures contained in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Determinations regarding compensation of the Chief Executive Officer and other named executive officers are made by the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee engaged in certain “related party” transactions with Washington Federal, which were required to be disclosed by regulations of the SEC.

No member of the Compensation Committee was an employee or former employee of Washington Federal or any of its subsidiaries. During the last year, none of the Company’s executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (2) a director of another entity, one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on the Company’s Board of Directors.

Related Person Transactions

Washington Federal will from time to time make mortgage loans to directors, executive officers and employees on the security of their residences at prevailing contractual interest rates. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. Washington Federal also makes loans secured by savings accounts to its non-executive officers and employees. These loans are made on the same terms as those prevailing for comparable loans to persons not related to the lender.

The Company regularly monitors its business dealings and those of its Directors and executive officers to determine whether any existing or proposed transactions would require proxy disclosure under Item 404(a) of Regulation S-K. In addition our Code of Conduct requires the Directors and executive officer to notify the Company of any relationships or transactions that may present a conflict of interest including those involving family members. If a transaction is identified, the Company determines if the transaction should be permitted and the necessary disclosure to be made.

In accordance with its written charter, the Audit and Risk Policy Committee reviews, approves and ratifies any related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. In considering any related person transaction, the Audit and Risk Policy Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our Company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Audit and Risk Policy Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Audit and Risk Policy Committee reports its determination regarding any related person transaction to our full Board. No new potential related person transactions were brought to the Audit and Risk Policy Committee for consideration in fiscal 2010.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At the Annual Meeting, stockholders of Washington Federal will be asked to ratify the appointment of Deloitte & Touche LLP (“Deloitte”), as Washington Federal’s independent registered public accountants for the fiscal year ending September 30, 2011. This appointment was recommended and approved by the Audit and Risk Policy Committee of Washington Federal and approved by the Board of Directors of Washington Federal. If the stockholders of Washington Federal do not ratify the appointment of Deloitte, then the Board of Directors of Washington Federal may reconsider the appointment. Even if the selection of Deloitte is ratified, the Audit and Risk Policy Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte will be present at the Annual Meeting and available to respond to appropriate questions and will be given an opportunity to make a statement if the representative chooses to do so.

Deloitte has advised Washington Federal that neither the firm nor any of its members has any relationship with Washington Federal or its subsidiaries other than the usual relationship which exists between independent registered public accountants and clients.

Aggregate billings for the professional services rendered to the Company by Deloitte for the 2010 and 200 fiscal years were as follows:

	2010	2009
Audit Fees	$583,600	$636,075
Audit Related Fees	0	0
Tax Fees	0	0
Other Fees	0	0

Total Fees	$583,600	$636,075

Audit Fees consisted of fees related to the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2010 and 2009, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, and consents related to various filings with the SEC.

All services provided by Deloitte, and the related fees are required to be pre-approved by the Audit and Risk Policy Committee.

The Audit and Risk Policy Committee of the Board of Directors has implemented procedures under the Company’s Audit and Risk Policy Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit and Risk Policy Committee. Specifically, the Audit and Risk Policy Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit and Risk Policy Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit and Risk Policy Committee. All of the audit-related services provided by Deloitte to the Company in 2010 and 2009 were approved by the Audit and Risk Policy Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE BY

STOCKHOLDERS FOR RATIFICATION OF THE APPOINTMENT OF

DELOITTE & TOUCHE LLP AS WASHINGTON FEDERAL’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING

SEPTEMBER 30, 2011.

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Washington Federal. Washington Federal will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of Washington Federal may solicit proxies personally or by telephone without additional compensation.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Stockholders of Washington Federal must be received at the main office of Washington Federal no later than August 12, 2011. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for the next Annual Meeting of Stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

No stockholder proposals were submitted in connection with this Annual Meeting. Stockholder proposals that are not submitted for inclusion in Washington Federal’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Section 2.15 of Washington Federal’s Bylaws, which provides that business at an Annual Meeting of Stockholders must be: (a) properly brought before the meeting by or at the direction of the Board of Directors; or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Washington Federal. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Washington Federal not later than 90 days prior to the anniversary date of the mailing of proxy materials by Washington Federal in connection with the immediately preceding Annual Meeting of Stockholders of Washington Federal, or not later than September 11, 2011 in connection with the Annual Meeting of Stockholders for the fiscal year 2011 of Washington Federal. Such stockholder’s notice is required to set forth certain information specified in Washington Federal’s Bylaws. A stockholder should carefully read our Bylaws to comply with the notice requirements for such stockholder proposals and stockholder nominees for Director.

ANNUAL REPORTS

Stockholders of Washington Federal as of the Record Date for the Annual Meeting are being forwarded a copy of Washington Federal’s Annual Report to Stockholders for the year ended September 30, 2010 (the “Annual Report”). Included in the Annual Report are the consolidated statements of financial condition of Washington Federal as of September 30, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2010, prepared in accordance with generally accepted accounting principles, and the related report of Washington Federal’s independent auditors. The Annual Report is not a part of this Proxy Statement.

Upon receipt of a written request, Washington Federal will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K filed with the SEC under the Exchange Act for the year ended September 30, 2010. Upon written request and a payment of a copying charge of $.10 per page, Washington Federal will furnish to any such stockholder a copy of the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to Brent J. Beardall, Executive Vice President and Chief Financial Officer, Washington Federal, Inc., 425 Pike Street, Seattle, Washington 98101. The Annual Report on Form 10-K is not a part of this Proxy Statement. The Annual Report on Form 10-K, together with this Proxy Statement and all SEC filings are available through Washington Federal’s website: www.washingtonfederal.com.

Washington Federal, Inc. 425 PIKE STREET SEATTLE, WA 98101-2334

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote
FOR the following:
	☐	☐	☐
1.	Election of Directors
Nominees
01	Anna C. Johnson 02 Charles R. Richmond
The Board of Directors recommends a vote FOR proposals 2, 3 and 4.				For	Against	Abstain
2	ADOPTION OF THE WASHINGTON FEDERAL, INC. 2011 INCENTIVE PLAN.			☐	☐	☐
3	ADVISORY VOTE ON WASHINGTON FEDERAL’S EXECUTIVE COMPENSATION.			☐	☐	☐
4	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.			☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Annual Meeting of Stockholders of

WASHINGTON FEDERAL, INC.

January 19, 2011

Please date, sign and mail your proxy card

in the envelope provided

as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

WASHINGTON FEDERAL, INC.

This Proxy Is Solicited On Behalf Of The Board Of

Directors.

The undersigned hereby appoints the Board of Directors as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent the undersigned and to vote as designated on the reverse side, all the shares of Common Stock of Washington Federal, Inc. (“Washington Federal”) held of record by the undersigned on November 26, 2010, at the Annual Meeting of Stockholders to be held at Benaroya Hall, 200 University Street, Seattle, Washington, on Wednesday, January 19, 2011 at 2:00 p.m. Pacific time, or at any adjournment thereof (the “Annual Meeting”).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, then this proxy will be voted FOR the nominees named under Proposal 1 and FOR Proposals 2, 3 and 4. In the discretion of the Proxies, shares may be voted cumulatively so as to elect the maximum number of nominees for director.

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Washington Federal called for the 19th day of January 2011 and a Proxy Statement for such Annual Meeting prior to the signing of this proxy.

In view of the importance of the action to be taken and to save the cost of further proxy solicitation, we urge you to mark, sign, date and return the proxy card promptly using the enclosed envelope. This proxy may be revoked at any time before it is exercised.

Continued and to be signed on reverse side